Exhibit 99.1

Mesa Labs Reaches Settlement with Amega Scientific Corporation and its Owner

Lakewood, Colorado, October 28, 2015 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported a settlement in the civil action brought against Mesa by Amega Scientific Corporation and its owner, Anthony Amato (collectively, “Amato”).

In November 2014, Amato filed a complaint (Anthony Amato and Amega Scientific Corporation v. Mesa Laboratories, Inc., Civil Action No. 1:14-cv-03228) in the United States District Court for the district of Colorado asserting, among other items, that our termination of Amato as an employee impacted his ability to maximize the potential consideration payable under the Amega Earn-Out Agreement and to exercise stock options that failed to vest. Amato was seeking an immediate payout of $10,000,000, the maximum amount available under the Amega Earn-Out Agreement; the value of 10,000 stock options Amato claimed he was promised; back pay, sales commissions, lost future earnings, punitive damages and attorney’s fees. In addition, Amato claimed that Mesa improperly withheld $630,000 from the holdback consideration under the Amega Acquisition Agreement.

We believe that we acted in a matter consistent with employment law and the provisions of the Amega Agreements and that if the matter proceeded to trial, Mesa would prevail in the case. However, for a variety of reasons, we determined that it was in the best interest of the Company and our shareholders to reach a settlement of the case. Under the terms of the settlement, Mesa will pay Amato a total of $3,165,000. In exchange, Amato will dismiss the complaint, release Mesa from any and all claims by Amato and relieve Mesa of any future payment obligation under the Amega Earn-Out Agreement. A portion of the settlement payment was covered by insurance, certain amounts were previously accrued for in Mesa’s financial statements, and the remaining amount of $1,709,000 ($1,071,000 net of tax) will be accounted for as operating expense in our second quarter of fiscal year 2016.

"I am pleased to put this matter behind us," said John J. Sullivan, President and Chief Executive Officer. "While the settlement will impact Mesa’s profitability in fiscal year 2016, it will allow us to focus our efforts on further developing the Continuous Monitoring business this fiscal year and beyond.”

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Division provides parameter monitoring of products in a cold chain, consulting services such as compliance monitoring, packaging development and validation or mapping of transport and storage containers, and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” "estimate," "intend," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2015, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com